Exhibit (a)(5)(A)

PRESS RELEASE
	CONTACTS:	Investors	Media
		David Foy	Eric Brielmann
		(203) 458-5850	(212) 355-4449

WHITE MOUNTAINS REPURCHASES FROM BERKSHIRE HATHAWAY
ALL ITS REMAINING WTM SHARES FOR $500 PER SHARE
AND
ANNOUNCES SELF-TENDER OFFER TO PURCHASE UP TO
1,000,000 OF ITS COMMON SHARES AT $500 PER SHARE

HAMILTON, Bermuda, February 23, 2012 -- White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today that it has repurchased for cash all 89,729 White Mountains common shares beneficially owned by Berkshire Hathaway Inc. at a purchase price of $500 per share.  The Company has 30,668 shares remaining under its share repurchase authorization.

White Mountains also announced that it intends to commence a self-tender offer to purchase up to 1,000,000 of its common shares at a purchase price of $500 per share net to the seller in cash. The tender offer is expected to commence on February 24, 2012 and expire at 12:00 midnight, New York City time, on March 22, 2012, unless extended.  White Mountains’ common shares closed on the New York Stock Exchange at $481.76 per share on February 22, 2012.

The tender offer will not be conditioned upon any minimum number of shares being tendered. The tender offer will be, however, subject to certain conditions as will be specified in the offer to purchase. Specific instructions and a complete explanation of the terms and conditions of the tender offer will be contained in the offer to purchase, the letter of transmittal and the related materials, which will be mailed to shareholders of record shortly after commencement of the tender offer.

Neither the Company nor its Board of Directors makes any recommendation as to whether any shareholder should participate in the tender offer.

D.F. King & Co., Inc. will serve as information agent for the tender offer.  Shareholders with questions, or who would like to receive additional copies of the tender offer documents when they are available, may call D.F. King & Co., Inc. at (800) 967-4607 (toll free).

White Mountains is traded on the New York Stock Exchange under the symbol “WTM” and the Bermuda Stock Exchange under the symbol “WTM-BH”.

TENDER OFFER STATEMENT

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common shares. The solicitation and offer to buy the Company’s common shares will only be made pursuant to the offer to purchase and the related materials that the Company will send to its shareholders shortly after commencement of the tender offer. Shareholders should carefully read those materials when they are available because they will contain important information, including the various terms and conditions of the tender offer. Neither the Company nor its directors make any recommendation as to whether to tender shares. Shareholders may obtain free copies, when available, of the offer to purchase, the letter of transmittal and the related materials that will be filed by the Company with the Securities and Exchange Commission at the commission’s website at www.sec.gov. Shareholders also may obtain a copy of these documents, without charge, from the Company’s website: www.whitemountains.com.  Shareholders are urged to read these materials carefully prior to making any decision with respect to the offer. Shareholders and investors who have questions or need assistance may call D.F. King & Co., Inc. at (800) 967-4607 (toll free).

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements”. All statements, other than statements of historical facts, included or referenced in this press release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

●	changes in adjusted book value per share or return on equity;

●	business strategy;

●	financial and operating targets or plans;

●	incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

●	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

●	expansion and growth of our business and operations; and

●	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

●	the risks associated with Item 1A of White Mountains’ 2010 Annual Report on Form 10-K;

●	claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

●	the continued availability of capital and financing;

●	general economic, market or business conditions;

●	business opportunities (or lack thereof) that may be presented to it and pursued;

●	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

●	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

●	an economic downturn or other economic conditions adversely affecting its financial position;

●	recorded loss reserves subsequently proving to have been inadequate;

●	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

●	other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.